As filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

New Jersey	22-2625848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Park Plaza Newark, New Jersey	07102
(Address of Principal Executive Offices)	(Zip Code)

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED 2021 LONG-TERM INCENTIVE PLAN

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED 2021 EQUITY COMPENSATION PLAN

FOR OUTSIDE DIRECTORS

(Full title of the plan)

Tamara L. Linde

Executive Vice President and General Counsel

80 Park Plaza

Newark, New Jersey, 07102

(Name and address of agent for service)

(973) 430-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1) (2)	Proposed maximum aggregate offering price (1) (2)	Amount of registration fee (1) (2)
Common Stock (without par value)	8,250,000 (3)	$63.64	$525,030,000	$57,281

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares of common stock, no par value (the “Common Stock”), of Public Service Enterprise Group Incorporated (the “Registrant”) that may be offered or issued under the Public Service Enterprise Group Incorporated 2021 Long-Term Incentive Plan (the “Incentive Plan”) and Public Service Enterprise Group Incorporated 2021 Equity Compensation Plan for Outside Directors (the “Director Plan,” and together with the Incentive Plan, the “Plans”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock as reported in the consolidated reporting system as of April 20, 2021.

(3)	The number of shares to be registered under the respective plans are as follows: Incentive Plan – 8,000,000, and Director Plan – 250,000.

EXPLANATORY NOTE

This Registration Statement registers (i) 8,000,000 shares of Common Stock of the Registrant which may be issued pursuant to the Incentive Plan and (ii) 250,000 shares of Common Stock of the Registrant which may be issued pursuant to the Director Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees in the Plans as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the SEC, are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021;

(b) The Registrant’s current reports on Form 8-K, filed* by the Registrant with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a)  above, including on April 12, 2021 and April 22, 2021; and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Amended Current Report on Form 8-K dated January 17, 1990, including any amendment or report filed with the SEC for the purpose of updating that description, including Exhibit 4c to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020.

* Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC. The Registrant’s Securities Exchange Act file number with the SEC is 001-09120. Unless expressly incorporated by reference into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Michael K. Hyun, Deputy General Counsel and Corporate Secretary of the Registrant, has given his opinion, which is included as Exhibit 5 to this Registration Statement, as to whether the original issuance securities (i.e., shares of Common Stock of Registrant covered by this Registration Statement) will be legally issued, fully paid and non-assessable. Mr. Hyun beneficially owns or has rights to acquire an aggregate of less than 0.01% of the Registrant’s common stock. Mr. Hyun is eligible to participate in the Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we:

(1)

have the power to indemnify each of our directors and officers (as well as our employees and agents) against expenses and liabilities in connection with any proceeding involving such person by reason of his/her being or having been such director or officer other than a proceeding by or in our own right, if (a) such director or officer acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his/her conduct was unlawful;

(2)

have power to indemnify each of our directors and officers against expenses in connection with any proceeding by or in our own right to procure a judgment in our favor which involves such director or officer by reason of his/her being or having been such director or officer, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests; however, in such proceeding no indemnification may be provided in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to us, unless, and only to the extent that, the court determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

(3)

must indemnify each of our directors and officers against expenses to the extent that he/she has been successful on the merits or otherwise in any proceeding referred to in (1) and (2) above or in defense of any claim, issue or matter therein; and

(4)

have power to purchase and maintain insurance on behalf of a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of his/her being or having been a director or officer, whether or not we would have the power to indemnify him/her against such expenses and liabilities under the statute.

As used in the statute, “expenses” mean reasonable costs, disbursements and counsel fees, “liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, and “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

Indemnification may be awarded by a court under (1) or (2) as well as under (3) above, notwithstanding a prior determination by us that the director or officer has not met the applicable standard of conduct.

Indemnification under the statute does not exclude any other rights to which a director or officer may be entitled under a certificate of incorporation, by-law, or otherwise.

Article 8, Section 1 of our Certificate of Amendment of Certificate of Incorporation provides as follows:

Indemnification:

The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation. Such right or indemnification shall inure to the benefit of the legal representative of any such person.

Article 8, Section 2 of our Certificate of Amendment of Certificate of Incorporation provides as follows:

Limitation of Liability:

To the full extent from time to time permitted by law, directors and officers of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment or repeal.

Our directors and officers are insured under the policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and we are insured to the extent that we are required or permitted by law to indemnify the directors and officers for such loss. We pay the premiums for such insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation Public Service Enterprise Group Incorporated[1]

4.2	Certificate of Amendment of Certificate of Incorporation of Public Service Enterprise Group Incorporated, effective April 23, 1987[2]

4.3	Certificate of Amendment of Certificate of Incorporation of Public Service Enterprise Group Incorporated, effective April 20, 2007[3]

4.4	By-Laws of Public Service Enterprise Group Incorporated effective December 15, 2015[4]

4.5	Public Service Enterprise Group Incorporated 2021 Long-Term Incentive Plan effective as of April 20, 2021[5]

4.6	Public Service Enterprise Group Incorporated 2021 Equity Compensation Plan for Outside Directors effective as of April 20, 2021 (filed herewith)

5.1	Opinion of Michael K. Hyun, dated April 23, 2021, as to the legality of the securities being registered (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Michael K. Hyun (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)

[1]	Filed as Exhibit 3.1a with Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference.
[2]	Filed as Exhibit 3.1b with Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference.
[3]	Filed as Exhibit 3.1c with Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference.
[4]	Filed as Exhibit 99.1 with Current Report on Form 8-K, File No. 001-09120, on December 16, 2015 and incorporated herein by this reference.
[5]	Filed as Exhibit 99.1 with Current Report on Form 8-K, File No. 001-09120, on April 22, 2021 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 23rd day of April, 2021.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

By:	/s/ Daniel J. Cregg
Name: Daniel J. Cregg
Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer)

[Form S-8]

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph Izzo, Daniel J. Cregg and Rose M. Chernick, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY	DATE

/s/ Ralph Izzo	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2021
Ralph Izzo

/s/ Daniel J. Cregg	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 23, 2021
Daniel J. Cregg

/s/ Rose M. Chernick	Vice President and Controller (Principal Accounting Officer)	April 23, 2021
Rose M. Chernick

/s/ Willie A. Deese	Director	April 23, 2021
Willie A. Deese

/s/ Shirley Ann Jackson	Director	April 23, 2021
Shirley Ann Jackson

/s/ David Lilley	Director	April 23, 2021
David Lilley

/s/ Barry H. Ostrowsky	Director	April 23, 2021
Barry H. Ostrowsky

/s/ Scott G. Stephenson	Director	April 23, 2021
Scott G. Stephenson

/s/ Laura A. Sugg	Director	April 23, 2021
Laura A. Sugg

/s/ John P. Surma	Director	April 23, 2021
John P. Surma

/s/ Susan Tomasky	Director	April 23, 2021
Susan Tomasky

/s/ Alfred W. Zollar	Director	April 23, 2021
Alfred W. Zollar

[Form S-8]